Exhibit 99.1

MEI Pharma Announces the Retirement of Chief Medical Officer Robert Mass and Promotion

of Richard Ghalie to Chief Medical Officer

SAN DIEGO, April 30, 2021 – MEI Pharma, Inc. (NASDAQ: MEIP) (“MEI”), a late-stage pharmaceutical company focused on advancing new therapies for cancer, today announced the retirement of Robert Mass, M.D., MEI’s chief medical officer. Dr. Mass joined the company in 2010 and will retire on May 3, 2021, after which he will continue to serve as a strategic advisor to the company. The Company also announced that Richard Ghalie, M.D., MEI’s senior vice president, clinical development, has been promoted to chief medical officer.

“Bob’s contributions to MEI over his more than ten years at the company have been invaluable across our drug candidate pipeline, particularly in guiding the strategy and broad clinical development program for zandelisib, which will best be measured by the benefit these programs may ultimately provide to patients. I want to thank Bob for his dedication to MEI and his friendship over these past 10 years. We wish him the very best in his retirement and look forward to continued interaction through his advisory role,” said Daniel P. Gold, Ph.D., president and chief executive officer of MEI Pharma. “I also welcome Richard stepping into his role as our new chief medical officer, a role for which he is very well suited, as evidenced by the significant progress in our zandelisib program under Richard’s guidance and its progress with our partners at Kyowa Kirin towards zandelisib’s planned new drug application for consideration by FDA for approval under the accelerated approval pathway.”

Dr. Mass commented, “Working with Dan and the entire MEI team over the past decade has been deeply rewarding and this is an ideal time for my transition. We have generated important clinical data with zandelisib indicating its potential as a best-in-class PI3K-delta specific inhibitor and launched a comprehensive clinical development plan, including monotherapy and combinations with other therapies, in low grade lymphomas and additional indications. Our initial registration study, TIDAL, has recently reached its planned recruitment target for its primary efficacy population and we have a plan in place for a future NDA submission for consideration by FDA under the accelerated approval pathway. I am confident that Richard and the extended MEI team will continue to execute our strategy to bring zandelisib to patients across a broad spectrum of B-cell malignancies and look to continued involvement in an advisory role.”

Dr. Ghalie was appointed as senior vice president, clinical development in March 2016. He is a hematologist and oncologist with more than 25 years of drug development experience at public and private companies. Dr. Ghalie has held several executive positions in the pharmaceutical industry and has led medical teams that successfully filed NDAs and MAAs resulting in the approval of four new indications. Dr. Ghalie holds a medical degree from the French School of Medicine in Lebanon, a master’s degree from the University Paris XI and an MBA from the University of Washington in Seattle. He has authored or co-authored more than 125 manuscripts, book chapters and scientific publications.

About MEI Pharma

MEI Pharma, Inc. (Nasdaq: MEIP) is a late-stage pharmaceutical company focused on developing potential new therapies for cancer. MEI Pharma’s portfolio of drug candidates contains four clinical-stage assets, including zandelisib, currently in an ongoing Phase 2 clinical trial which may support accelerated approval marketing applications with the U.S. Food and Drug Administration. Each of MEI Pharma’s pipeline candidates leverages a different mechanism of action with the objective of developing therapeutic options that are: (1) differentiated, (2) address unmet medical needs and (3) deliver improved benefit to patients either as standalone treatments or in combination with other therapeutic options. For more information, please visit www.meipharma.com and follow us on Twitter and LinkedIn.

Forward-Looking Statements

Under U.S. law, a new drug cannot be marketed until it has been investigated in clinical studies and approved by the FDA as being safe and effective for the intended use. Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and or FDA approval, or the failure to obtain such approval, of our product candidates; uncertainties or differences in interpretation in clinical trial results; the impact of the COVID-19 pandemic on our industry and individual companies, including on our counterparties, the supply chain, the execution of our clinical development programs, our access to financing and the allocation of government resources; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Contacts:

David A. Walsey

VP of IR and Corporate Communications

Tel: 858-369-7104

investor@meipharma.com

Jason I. Spark

Canale Communications for MEI

Tel: 619-849-6005

jason.spark@canalecomm.com